EXHIBIT 10.26


                          AGREEMENT TO PURCHASE ASSETS
                             AND ASSUME LIABILITIES


         This Agreement to Purchase Assets and Assume Liabilities ("Agreement") is made and entered into this ___ day of May, 1999 ("Signature Date"), by and between PEOPLE'S BANK OF CALIFORNIA, a federally chartered savings bank ("People's" or "Buyer") with its home office in Los Angeles, California, and FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK, a federally chartered savings bank ("Fidelity" or Seller") with its home office in Los Angeles, California.

                                    RECITALS
                                    --------

         A. Buyer desires to acquire certain branch assets and assume certain liabilities of Seller's branch office located at 525 Ocean Boulevard, Suite #100, Long Beach, California (the "Long Beach Branch") which Seller is authorized to operate, and Seller desires to transfer to Buyer such assets and liabilities of the Long Beach Branch, as described in detail below.

         B. Buyer and Seller propose to apply to the appropriate regulatory authorities for permission to effect the purchase and sale of the Long Beach Branch and for such other requisite regulatory approvals as may be necessary for the consummation of the transactions contemplated by this Agreement.

         C. Buyer and Seller wish to consummate the transaction contemplated by this Agreement in a timely and efficient manner.


                                    AGREEMENT
                                    ---------

         In consideration of the foregoing and the representations, covenants and agreements set forth in this Agreement, and subject to the conditions set forth herein, Buyer and Seller (the "Parties") hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

         1.1 DEFINITIONS. As used in this Agreement, the following terms have the definitions indicated:

            "ACCOUNT LOANS" shall mean (i) all savings account loans secured by Deposits together with all Accrued Interest thereon, if any, and (ii) all checking account lines of credit or overdraft checking loan balances related to the Deposits together with all Accrued Interest thereon, if any, which are listed on the books and records of the Branch; provided that the term "Account Loans" shall not include loans more than ninety (90) days past due as of the Closing Date.

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         "ACCRUED INTEREST" means interest on Account Loans and Deposits which is accrued but unpaid or unposted (as the case may be) through the applicable date.

         "ACH ITEMS" means automated clearing house debits and credits, including, but not limited to, social security payments, federal recurring payments, and other payments debited and/or credited on a regularly scheduled basis to or from Deposit accounts pursuant to arrangements between the owner of the account and a third party directly making the credits or debits.

         "AFFILIATE" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common control with that party.

         "ASSETS" means the Account Loans, Fixed Assets, Safe Deposit Boxes, Cash on Hand and Records at the Branch.

         "ATM" means the automated teller machine located at the Branch, which is a Diebold 1072ix ATM and includes the security system associated therewith.

         "BRANCH" means the Long Beach Branch.

         "BRANCH LEASE" means the lease entered into as of February 28, 1975 between Seller and Wilshire Woods, Inc. for the premises commonly known as 525 Ocean Boulevard, Suite #100, Long Beach, California and more particularly described therein.

         "BROKERED DEPOSITS" shall mean any brokered deposit as defined in ss.
337.6 of the FDIC Rules and Regulations.

         "BUSINESS DAY" means any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a federal holiday generally recognized by banks or savings associations.

         "CASH ON HAND" means all cash in the vault and in the teller drawers at the Branch on the Closing Date.

         "CLOSING" AND "CLOSING DATE" shall have the meaning set forth in
Section 4.1.

         "CLOSING PAYMENT" shall have the meaning set forth in Section 4.2.

         "DEPOSIT" means any deposit as defined in Section 3(l)(1) of the Federal Deposit Insurance Act ("FDIA"), as amended, 12 U.S.C. Section 1813(l)(1), maintained at the Branch including, without limitation, the aggregate balances of all savings accounts with positive balances domiciled at the Branch, Keogh accounts, "NOW" accounts, other demand instruments, Retirement Accounts, and all other accounts and deposits, together with Accrued Interest thereon, if any; provided, that the term "Deposit" shall not include all or any portion of those balances that are deemed to be (i) public funds; (ii) accounts relating to contract collections at the Branch;(iii) accounts subject to escheatment; (iv) Deposits tied to Account Loans which are more than ninety (90) days past due as of Closing Date; (v) accounts of directors or senior officers of the Seller; (vi) Brokered Deposits; (vii) deposits specifically tied to a credit facility (excluding overdraft accounts); and (viii) classes of accounts which are excluded pursuant to Section 2.3(a) or Section 3.3.

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         "DUE DILIGENCE EXPIRATION DATE" shall mean the date which is ten calendar days after the Field-to-Field.

         "EMPLOYEE REIMBURSEMENTS" shall have the meaning set forth in Section 12.1.

         "EMPLOYEES" means all employees at the Branch at any time from the Signature Date through the Closing.

         "ENCUMBRANCES" means any and all mortgages, claims, charges, liens, encumbrances, easements, restrictions, options, pledges, calls, commitments, security interests, conditional sales agreements, title retention agreements, leases and other restrictions of any kind whatsoever.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCLUDED FIXED ASSETS" shall mean any Fixed Asset which is an ATM machine or surround, ATM video surveillance cameras, fax machine, xerographic copier, ATM Oscare device and related instruments, ISC terminals or any other Fixed Asset withheld by Seller or excluded by Buyer pursuant to Section 3.2.

         "FIELD-TO-FIELD" means the meeting between Seller and Buyer to assess EDP compatibility, conversion and de-conversion strategies and administrative and operational issues.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "FIXED ASSETS" includes all furniture, fixtures, equipment, Leasehold Improvements and other tangible personal property owned by Seller, located at the Branch; except that Fixed Assets does not include the Excluded Fixed Assets.

         "LANDLORD" means McNeil Real Estate Management, Inc., successor in interest to Wilshire Woods, Inc.

         "LEASEHOLD IMPROVEMENTS" means property or an article which has been attached to or affixed to the Branch by the Seller to facilitate the trade or business for which the Seller occupies the premises, including, but not limited to, teller lines, floor and wall coverings, vault doors and light fixtures.

         "LIABILITIES" means all liabilities being assumed by Buyer under
Section 2.3.

         "NEGATIVE BALANCE DEPOSIT" shall mean a Deposit which on the applicable date has a balance of less than zero.

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         "NET BOOK VALUE" means the net book value of an asset determined in accordance with generally accepted accounting principles consistently applied and as reflected in the books and records of Seller.

         "OTS" means the Office of Thrift Supervision or any successor thereto.

         "PREPAYMENTS" means any expense payments paid in advance by Seller for which the Closing Date is before the end of the period for which the expense payment was made including, but not limited to, payments made for utilities, and property taxes.

         "PARTY" means Buyer or Seller, and "Parties" means both Buyer and Seller.

         "REALTY" means the real property upon which the Branch is located.

         "RECORDS" means: (i) all open records and original documents, excluding Seller's transaction documents, located at the Branch or in centralized servicing areas pertaining to the Account Loans and Deposits which are reasonably required for the Buyer to conduct business and comply in all material respects, with all applicable laws, regulations, rules and business practices with respect to the Account Loans and Deposits acquired from Seller pursuant to this Agreement; and (ii) all available account history of all accounts related to Deposits for a period including at least the current year. Records include, but are not limited to, signature cards, legal files, Safe Deposit Box files, pending files, all open account agreements, Account Loan agreements, Retirement Account agreements and computer records. Records shall not include personnel records for Employees at the Branch.

         "RETIREMENT ACCOUNTS" means individual retirement accounts, including SEP individual retirement accounts or qualified plans, but does not include defined benefit retirement plan accounts or self-directed retirement plan accounts.

         "RETURNED ITEMS" shall have the meaning set forth in Section 13.4.

         "SAFE DEPOSIT BOXES" shall mean all of the safe deposit boxes domiciled at the Branch, along with the "nests" associated with those boxes.

         "SCHEDULE OF DELINQUENT ACCOUNT LOANS" shall have the meaning set forth in 10.1(e)(6).

         "WITHHOLDING OBLIGATIONS" shall have the meaning set forth in Section 13.12.


                                    ARTICLE 2

                        TERMS OF PURCHASE AND ASSUMPTION

         2.1 PURCHASE AND SALE OF ASSETS.

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                  (a) At the Closing and subject to the terms and conditions set forth in this Agreement, Seller shall convey, assign and transfer to Buyer and Buyer shall purchase from Seller all of Seller's right, title and interest in and to the Assets.

                  (b) ASSOCIATION NAME AND LOGO. Seller is not selling, assigning, conveying, transferring or delivering, nor shall Buyer acquire any rights or interest in or to (i) the names of Seller, or any combination or derivation thereof, or (ii) any logos, service marks or trademarks of Seller or any advertising materials or slogans or any similar items used before, on or after the Closing Date by Seller in connection with its business.

         2.2 PURCHASE PRICE. In consideration for the Assets acquired by it under this Agreement, Buyer shall assume at the Closing the liabilities of Seller set forth in Section 2.3, and shall pay to Seller at the Closing an amount computed as follows:

                  (a) The lesser of (i) a sum equal to the Net Book Value of the Fixed Assets as of the Closing Date or (ii) Two Hundred Thousand Dollars ($200,000); and

                  (b) A sum equal to the Net Book Value of the Safe Deposit Boxes as of the month end immediately prior to the Closing Date; and

                  (c) A sum equal to the Net Book Value plus Accrued Interest of the Account Loans as of the Closing Date; and

                  (d) A sum equal to the Cash on Hand.

         2.3 ASSUMPTION OF LIABILITIES.

                  (a) DEPOSITS. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Buyer shall (i) assume the liabilities related to the Deposits accruing after the Closing Date in accordance with the terms of such Deposits in effect on the Closing Date; (ii) assume Seller's obligation to its Deposit customers accruing after the Closing Date in accordance with the terms of such Deposits in effect on the Closing Date; and
(iii) be responsible for modifying the terms of such customer relationships effective as of the Closing Date as necessary to conform to Buyer's practices. Buyer's assumption of Deposits pursuant to this Agreement is subject to Buyer's review at the Branch to determine, among other things, EDP compatibility. The Deposit review shall occur at the Field-to-Field meeting which will be held no later than ten (10) calendar days after the Signature Date among representatives of Seller and Buyer. Buyer shall notify Seller in writing of deposit categories to be excluded from this Agreement based upon such Field-to-Field meeting no later than ten (10) calendar days after the Field-to-Field meeting (the "Due Diligence Expiration Date").

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                  (b) RELATED ASSETS AND OBLIGATIONS. On the Closing Date, Buyer
will assume the obligations of Seller to provide services incidental to the Deposits including, but not limited to, the provision of Safe Deposit Boxes, as may be modified to conform to Buyer's practice.

                  (c) REIMBURSEMENT FOR DEPOSITS. On the Closing Date, Seller shall reimburse Buyer for the assumption by Buyer of the Deposits in an amount equal to 95% of the Deposits assumed by Buyer pursuant to Section 2.3(a) above. All amounts are to be calculated as of the Closing Date. The parties agree that the premium is attributable to (1) favorable interest rates on the Deposits acquired and (2) the agreements set forth in Article 9. Buyer and Seller agree that the allocation of the purchase price will be made based on the relative fair market value of the Assets acquired, as required by Section 1060 of the Internal Revenue Code of 1986, as amended, and agree to utilize such allocation for federal income tax purposes. Such allocation will be consistently reflected by each Party on their federal income tax returns and similar documents, including but not limited to Internal Revenue Service Form 8594. Neither Party shall file any document or assert any position that conflicts or is inconsistent with such allocation, and each Party agrees to inform the other promptly upon receipt of any communication from (or forwarding any communication to) the Internal Revenue Service relating to Form 8594. Each Party shall cooperate fully with the other in filing Form 8594. Buyer shall prepare the Form 8594 and shall promptly submit it to Seller for approval and to facilitate the consistent filing of such form by Seller and Buyer.

                  (d) PRORATIONS. The pro rata amount of SAIF premiums attributable to the Deposits, and paid in advance by Seller, shall be credited to Seller at the Closing. Additionally, the pro rata amount of any Prepayments shall be credited to Seller at the Closing.

                  (e) NO OTHER DEBT, OBLIGATIONS OR LIABILITIES ASSUMED. It is understood and agreed that, except as expressly set forth in this Agreement, Buyer shall not assume or be liable for any of the debts, obligations or liabilities of Seller of any kind or nature whatsoever including, but not limited to, any tax or debt, any insurance premium, any liability for unfair labor practices (such as wrongful termination or employment discrimination) or under the WARN Act, any liability or obligation of Seller arising out of any threatened or pending litigation, or any liability with respect to personal injury or property damage claims.


                                    ARTICLE 3

                              INSPECTION OF ASSETS

         3.1 INSPECTION OF BRANCH AND ACCOUNT LOANS.

                  (a) Buyer shall inspect the Branch at the Field-to-Field meeting at its expense and in such manner as is reasonably acceptable to Buyer.

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                  (b) Buyer shall have the right prior to the Due Diligence
Expiration Date to review the Account Loans and Seller shall afford Buyer reasonable access to the files relating thereto. On or before the Due Diligence Expiration Date, Buyer shall give written notice to Seller of any material defect or problems with the Account Loans. If such written notice is not received on or before the Due Diligence Expiration Date, Buyer shall be deemed to have approved the Account Loans. Seller shall within fifteen (15) days from the receipt of such notice from Buyer remedy any material defects or problems identified by Buyer or, at Buyer's option, Buyer can exclude such disapproved items from the Assets of the Branch or the purchase price for such Assets shall be adjusted accordingly by mutual agreement of the Parties.

         3.2 PERSONAL PROPERTY INVENTORY AND INSPECTION.

                  Seller has delivered to Buyer a complete schedule of the Fixed Assets (which includes for purposes of this Section 3.2, the Excluded Fixed Assets) relating to the Branch, which schedule (i) identifies each item of Fixed Assets with reasonable particularity, giving the Net Book Value of such item on Seller's books and describing any Encumbrance thereon, (ii) identifies each item of such Fixed Assets leased to or otherwise owned by Seller and (iii) identifies those assets which Seller considers to be of value only to Seller. Buyer and its agents and representatives shall be entitled to conduct one or more walk through inspections of the Branch within the thirty (30) day period after the Signature Date. In the event that any of such property as reported on the schedule is missing, malfunctioning or in a significantly deteriorated condition (not including deterioration due to normal wear and tear which does not render the asset nonusable), or in Buyer's opinion is not reasonably useful in Buyer's operation of the Branch, Buyer may elect to exclude such property from the transfer under this Agreement; provided that Buyer may not exclude the Leasehold Improvements at the Branch except as otherwise provided in Section 10.1(f) below. In addition, Seller may, upon the written consent of Buyer, exclude the listed assets which are of value only to Seller, and any such excluded assets shall be excluded from the Fixed Assets of the Branch to be transferred pursuant to this Agreement. At the Closing, Seller shall deliver to Buyer an updated schedule with respect to the Branch of Fixed Assets (exclusive of any property excluded from the Fixed Assets pursuant to this Section 3.2 or Section 10.1(f)) which schedule Seller represents and warrants will be an accurate schedule of the Fixed Assets of the Branch as of the Closing Date. Seller hereby agrees that the schedule to be delivered at the Closing shall be substantially the same as the schedule delivered by Seller pursuant to the first sentence of this Section
3.2 (less any property excluded from the Fixed Assets pursuant to this Section
3.2 or Section 10.1(f) and any property added to the Fixed Assets and/or the Leasehold Improvements in compliance with Section 8.4(f)).

         3.3 DEPOSITS. Seller has provided to Buyer a list of all Deposits of the Branch which are subject to any Encumbrances. Within ten (10) calendar days after the Signature Date, Buyer will notify Seller of any encumbered Deposits which Buyer elects to exclude from the Deposits of the Branch transferred pursuant to this Agreement.

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         3.4 OTHER DOCUMENTS.

                  (a) Seller has delivered to Buyer copies of the following in its possession or under its control relating to the Branch:

                           (1) any and all leases, service and maintenance
contracts or other contracts or agreements relating to the Branch or the Fixed Assets to which Seller is a party, or by which the Branch or Fixed Assets are bound; and

                           (2) all notices regarding the Branch, or the Assets
or the Deposits, with respect to violation of any statutes, rules or regulations of government agencies or violation of any easements, covenants, conditions or restrictions affecting the Assets, the Deposits or the real property relating to Branch.

                  (b) Seller shall deliver to Buyer within 15 days after written request, all other documents and materials reasonably requested by the Buyer related to the Branch excluding examination and employment records.

                                    ARTICLE 4

                                     CLOSING

         4.1 CLOSING. The closing of the transactions contemplated by this Agreement ("Closing") shall take place on June 25, 1999, or at such other time and date as the Parties may fix in writing, at such location agreed to by the parties, if all conditions set forth in Article 10 have been satisfied or waived in writing on or before such date. The date the Closing is to be held is referred to herein as the "Closing Date". The Closing shall be deemed to occur at 11:59 P.M. Pacific Time on the Closing Date.

         4.2 SETTLEMENT. The net amount of cash to be paid to Buyer by Seller pursuant to Section 2.3(c) less the amount owed Seller by Buyer pursuant to
Section 2.2 and any Employee Reimbursements shall be netted with the amount due the appropriate party under Section 2.3(d) to determine the closing payment due Buyer from Seller as of the Closing (the "Closing Payment"). Because the parties acknowledge that certain amounts to be paid may not be finally determinable until after the Closing Date, the Closing Payment will be paid as follows:

                  (a) On the Closing Date, Seller will pay to Buyer by wire transfer of immediately available funds no later than 12:00 noon on the Closing Date to an account designated by Buyer, the Closing Payment (such Closing Payment to be estimated based on account balances as of the close of business on the third Business Day immediately prior to the Closing Date); and

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                  (b) On the first Business Day after the Closing, Seller shall provide Buyer with a closing settlement statement of the Closing Payment calculated pursuant to this Section 4.2 to accurately reflect the Deposits, Net Book Value for each Fixed Asset, the Net Book Value plus Accrued Interest of the Account Loans, Cash on Hand and Employee Reimbursements, all as of the Closing Date relating to the Branch. Buyer or Seller, as appropriate, shall, on such date, pay to the other party any amount payable (based upon the difference between the Closing Payment calculated pursuant to subparagraph (a) above and calculated pursuant to this subparagraph) by wire transfer in immediately available funds to an account designated by the receiving party together with interest from the Closing Date to the date of payment in full at the overnight Federal Funds rate in effect for each such day, as published in the Wall Street Journal; provided, however, that if such payment is made after three (3) Business Days from the first Business Day after the Closing, then such amount shall bear interest calculated at the average weighted cost of the Deposits transferred to Buyer pursuant to this Agreement.

         Unless otherwise specified in this Agreement, any amounts required to be paid pursuant hereto which are not paid when required to be paid shall bear interest from the due date until paid in full at the overnight Federal Funds rate in effect for each day, as published in the Wall Street Journal (it being understood that on days on which the Wall Street Journal is not published interest shall accrue at the overnight Federal Funds rate in effect on the most recent day on which the Wall Street Journal was published); provided, however, that if such payment is made after three (3) Business Days from the due date, then such amount shall bear interest calculated at the average weighted cost of the Deposits transferred to Buyer pursuant to this Agreement. Any payment pursuant to this Agreement sent after 12:00 noon shall be deemed to have been made on the next Business Day. All references to hours of the day in this Agreement shall be references to California time.

         4.3 POST-CLOSING ADJUSTMENTS. Except as otherwise expressly provided in this Agreement, the Parties shall cooperate in the prompt determination of adjustments, payments or reimbursements contemplated hereby in connection with the Closing and within thirty (30) days after the Closing shall settle such amounts in a manner consistent with the express terms of this Agreement.

         4.4 DELIVERIES AT CLOSING. At the Closing, Seller shall deliver to Buyer the documents as set forth in Section 10.1(e), and Buyer shall deliver to Seller the documents as set forth in Section 10.2(e).

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller the following:

         5.1 ORGANIZATION. Buyer is a federally chartered savings bank, duly organized, validly existing and in good standing under the laws of the United States of America.

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         5.2 AUTHORITY. Buyer has the corporate power and authority to execute, deliver and perform this Agreement and has secured all necessary corporate consents and approvals in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, subject to obtaining regulatory approval. Upon execution and delivery, this Agreement will constitute a valid and binding obligation of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, receivership, and similar laws affecting creditors' rights generally and laws relating to the rights of creditors of federally insured financial institutions, and, as to enforceability, to general principles of equity (whether enforcement is sought in a proceeding in equity or at law).

         5.3 COMPLIANCE WITH OTHER INSTRUMENTS AND LAW. Buyer holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and has not materially violated, and is not in material violation of, any applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over it or over any part of its operations.

         5.4 NO BREACH. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transaction contemplated hereby will not violate or cause a breach of or constitute a default under any judgment, injunction, order, decree, material agreement or material instrument binding upon Buyer. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not violate its charter or by-laws or, upon receipt of all required regulatory approvals, any law or regulation applicable to it.

         5.5 LITIGATION. There is no action, suit or proceeding pending against Buyer or to the knowledge of Buyer threatened against or affecting Buyer before any court or arbitrator or any governmental body, agency or official which could materially adversely affect the ability of Buyer to perform its obligations under this Agreement.

         5.6 GOVERNMENTAL NOTICES. Buyer has no reason to believe that any federal, state or other governmental agency having jurisdiction to approve or consent to the transaction would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

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         5.7 REGULATORY APPROVALS. The information furnished or to be furnished by Buyer pursuant to Section 8.1 of this Agreement for the purpose of filing any regulatory application and/or notice is or will be true and complete as of the date so furnished.

         5.8 CONSENTS. Other than the approval of the OTS, no consent, approval or authorization of any governmental authority or agency is required for the execution, delivery and performance by Buyer of this Agreement and the consummation by it of any transactions contemplated hereby.


                                    ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer the following:

         6.1 ORGANIZATION. Seller is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States of America.

         6.2 AUTHORITY. Seller has the corporate power and authority to execute, deliver and perform this Agreement and has secured all necessary corporate consents and approvals in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby subject to obtaining regulatory approval. Upon execution and delivery, this Agreement will constitute a valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, receivership, and similar laws affecting creditors' rights generally, and the rights of creditors of federally insured financial institutions, and to general principles of equity (whether enforcement is sought in a proceeding in equity or at law). The Deposits are insured by the FDIC up to the current applicable maximum limits and Seller has received no notice of any action pending or threatened by the FDIC with respect to termination of such insurance. None of the Deposits are Brokered Deposits.

         6.3 COMPLIANCE WITH OTHER INSTRUMENTS AND LAW. Seller holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and has not materially violated, and is not in material violation of, any applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over it or over any part of its operations.

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         6.4 NO BREACH. The execution, delivery and performance of this
Agreement by Seller and the consummation of the transaction contemplated hereby will not violate or cause a breach of or constitute a default under any judgment, injunction, order, decree, material agreement or material instrument binding upon Seller. The execution and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not violate its charter or by-laws or, upon receipt of all required regulatory approvals, any law or regulation applicable to it.

         6.5 LITIGATION. There is no action, suit or proceeding pending against Seller or to the knowledge of Seller threatened against or affecting Seller, before any court or arbitrator or any governmental body, agency or official which could materially adversely affect the aggregate value of the Deposits or the Assets, or the ability of Seller to perform its obligations under this Agreement.

         6.6 TITLE TO ASSETS. Seller is the lawful owner of and has good and marketable title to the Assets, free and clear of all Encumbrances. Delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest in Buyer all right, title and interest of the Seller in and to the Assets.

         6.7 TIN CERTIFICATION. Seller has complied in all material respects with all applicable tax laws relating to obtaining and, if appropriate, correcting taxpayer identification numbers ("TINs"), including the use of due diligence and/or reasonable cause as defined for purposes of the Internal Revenue Code, relating to TIN compliance with respect to holders of the Deposits.

         6.8 ACCOUNT LOAN ENFORCEABILITY. All Account Loans transferred to Buyer pursuant to the terms of this Agreement are valid and enforceable subject to applicable bankruptcy, insolvency, receivership, and similar laws affecting creditors' rights generally, and, as to enforceability, to general principles of equity (whether enforcement is sought in a proceeding in equity or at law).

         6.9 SAFE DEPOSIT BOXES. The Safe Deposit Boxes do not hold contents subject to escheatment as of the Closing Date.

         6.10 INSURANCE. All insurance policies and guaranties maintained by Seller and applicable to the Branch are in full force and effect and are described on Schedule 6.10.

         6.11 TAXES. All payroll, withholding, property, excise, sales, use and transfer taxes imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority which are due and payable by Seller prior to the Closing relating to the Branch as of the Closing Date have been paid in full, or will be so paid prior to the Closing except to the extent contested by Seller in good faith through appropriate proceedings.

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         6.12 RECORDS. The Records are originals of, or true and correct copies of records created and maintained during the ordinary course of business by Seller at the Branch.

         6.13 SERVICE AND MAINTENANCE CONTRACTS. There are no contracts or other agreements relating to the rendering by third parties of services to the Branch other than those which shall be delivered to Buyer pursuant to Section 8.12 hereof

         6.14 REGULATORY APPROVALS. The information furnished or to be furnished by Seller pursuant to Section 8.1 of this Agreement for the purpose of enabling Buyer to complete and file an application with the OTS is or will be true and complete as of the date so furnished.

         6.15 CONSENTS. Other than the approval of the OTS, no consent, approval or authorization of any governmental authority or agency is required for the execution, delivery and performance by Seller of this Agreement and the consummation by it of any transactions contemplated hereby.

         6.16 OPERATION. To the best of Seller's knowledge, the current use and operation of the Branch are in compliance with and authorized by zoning and other land use regulations applicable at the time of completion of construction, including without limitation building, fire, health and safety codes and all private covenants, restrictions and easements except to the extent that any non-compliance would not have a material adverse effect on the Branch. To the best of Seller's knowledge, there are no facts or circumstances existing or threatened which could have a material adverse effect on the present or future use of the Branch as a bank office, except as described on Schedule 6.16 attached hereto. Seller has neither received notice nor has knowledge that any governmental authority thereof considers the Branch to violate or to have violated any federal, state, county, and local laws and regulations relating to the environment or any Hazardous Substance as hereinafter defined (collectively, "Environmental Law"), any fire, zoning, health, building code or other ordinance, law or regulation or order of any government or any agency, body or subdivision thereof. Except for (i) the Branch Lease, (ii) agreements referenced in Section 6.13, and (iii) agreements necessary or desirable to consummate the transactions contemplated hereby, Seller is not a party to any other material agreement relating to the Branch except as described on Schedule 6.16 attached hereto.

         6.17 CONDEMNATION. Seller has no notice of any pending or threatened proceeding in eminent domain or otherwise, which would affect the Branch, or any portion thereof. Seller has no knowledge of any existing, proposed or contemplated plan to widen, modify or realign any street or highway contiguous to the Branch, except as described on Schedule 6.17 attached hereto. To the best knowledge of Seller, there are no intended public improvements which will result in any charge being levied or assessed against, or in the creation of any Encumbrance upon, the Branch.

         6.18 HAZARDOUS SUBSTANCES. Seller covenants, represents, and warrants that to its best knowledge: (i) except for the use and storage of office supplies in the ordinary course of business, no Hazardous Substances are or have been present, stored, disposed of, or released in or at the Branch in violation of Environmental Laws, and to Seller's knowledge, except for the use and storage of office supplies in the ordinary course of business, no Hazardous Substances are or have been present, stored, disposed of, or released above or below the Branch in violation of Environmental Laws; (ii) Seller has not received any communication from a governmental authority that alleges a violation of Environmental Laws concerning the Branch that has not been cured; (iii) there has been no claim, action, cause of action, investigation, or communication asserted by a person alleging potential liability arising out of or based on or resulting from (x) the presence, storage, disposition or release of any Hazardous Substance at, above, or below the Branch or (y) the violation or alleged violation of any Environmental Law concerning the Branch. "Hazardous Substances" shall mean chemicals, pollutants, contaminants, wastes, and substances that have been defined as toxic or hazardous by any Environmental Laws as well as petroleum, petroleum products, asbestos, and polychlorinated biphenals ("PCB's").


                                    ARTICLE 7

                               COVENANTS OF BUYER

         7.1 ASSISTANCE IN OBTAINING REGULATORY APPROVALS. Buyer shall be responsible for the preparation and filing of the application and notices for approval of the transaction contemplated herein with the OTS. Buyer will be solely responsible for all fees, expenses and costs incurred with respect to the preparation and filing of the application and notices with the OTS. Notwithstanding the previous sentence, each Party shall pay any required filing fee for any application required to be filed under applicable law by such Party, and such Parties own attorneys' and consultant fees.

         7.2 PERFORMANCE OF LIABILITIES. Subject to Seller's compliance with
Section 13.6 from and after the Closing, Buyer agrees to pay (to the extent there are sufficient available funds on deposit) all properly drawn checks, drafts and negotiable withdrawal orders drawn against a Deposit account transferred by Seller to Buyer as contemplated herein, timely presented to Buyer by mail, over its counters or through inclearings and whether drawn on the check or draft forms provided by Seller for sixty (60) days after the Closing Date.

         7.3 CONSENTS AND NOTICES. Buyer: (i) has used or will use commercially reasonable efforts to obtain prior to the Closing Date all consents, approvals or authorizations required to be obtained by it for the consummation of the transaction contemplated hereby; and (ii) has published or will publish all notices required by all governmental authorities or agencies required for the execution, delivery and performance by Buyer of this Agreement and the consummation by it of any transaction contemplated hereby.

         7.4 FURTHER ASSURANCES. On and after the Closing Date, Buyer shall give such further assurances to Seller and upon Seller's request shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be reasonably necessary and appropriate to effectively relieve and discharge Seller from any obligations remaining under the Liabilities transferred to Buyer and to confirm the assumption of the Liabilities by Buyer; provided, however, that Buyer need not incur any material costs or expenses in connection with the undertakings contained in this sentence unless such costs or expenses are paid by Seller.

         7.5 CONFIDENTIALITY. Buyer shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a bank regulatory authority is necessary in connection with any regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirements of law or the applicable requirements of any regulatory agency or relevant stock exchange, all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning Seller furnished it by Seller or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by Buyer on a non-confidential basis, (b) in the public domain through no fault of Buyer or (c) later lawfully acquired from other sources by Buyer) and shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities. The obligations of Buyer in the preceding sentence shall terminate upon the Closing with respect to information relating to the Branch. In the event of termination of the transactions contemplated in this Agreement prior to Closing, Buyer shall return to Seller all such records, books, contracts, instruments, computer data and other data or information and all copies thereof in its possession or the possession of third parties subject to its direction, and shall certify in writing as to the foregoing.

                                    ARTICLE 8

                               COVENANTS OF SELLER

         8.1 ASSISTANCE IN OBTAINING REGULATORY APPROVALS. Both Parties will fully cooperate in the preparation and filing of the regulatory applications and/or notices required to complete the transactions contemplated herein. Both Parties will fully cooperate in providing all necessary information, completed forms and executed documents as may be required to complete all necessary applications and/or notices.

         8.2 CONSENTS AND NOTICES. Seller: (i) has used or will use commercially reasonable efforts to obtain prior to the Closing Date all consents, approvals or authorizations required to be obtained by it for the consummation of the transactions contemplated hereby; and (ii) has published and issued or will publish and issue all notices required by all governmental authorities or agencies required for the execution, delivery and performance by Seller of this Agreement and the consummation by it of any transactions contemplated hereby.

         8.3 ACCESS TO RECORDS AND INFORMATION; PERSONNEL; CUSTOMERS.

                  (a) Between the Signature Date and the Closing Date, Seller shall afford to Buyer and its authorized agents and representatives access, during normal business hours, to the operations, books, records, contracts, documents and other information of or relating to the Deposits and Assets to be transferred to Buyer as contemplated herein, and shall provide Buyer a true copy of the form of all contracts, agreements, and other documents governing or specifying the terms of the relationship between Seller and its customers at the Branch. Reasonable notice for access shall be given to Seller by Buyer. The date and time of such access will then be mutually agreed upon by both Parties. Seller shall cause its personnel to provide assistance to Buyer in Buyer's investigation of matters relating to such Deposits, Account Loan, Assets and Safe Deposit Boxes; provided, however, that Buyer's investigation shall be conducted in a manner which does not unreasonably interfere with Seller's normal operations, customers and employee relations; and provided further, that Buyer and its authorized agents and representatives shall be afforded physical access to the Branch over the weekend immediately prior to the Closing Date.

                  (b) Buyer, with Seller's prior written consent, may, at its own expense, upon regulatory approval of the transaction contemplated by this Agreement, communicate with, and deliver information, brochures, bulletins, press releases and other communications to depositors of the Branch concerning such transaction and concerning the business and operations of Buyer.

         8.4 CONDUCT OF BUSINESS PENDING CLOSING. Except as may be required to obtain the regulatory approvals referred to in Section 8.1 hereof, between the Signature Date and the Closing Date, and except as may otherwise be required by a regulatory authority, Seller shall not, without the prior consent of Buyer, which consent shall not be unreasonably withheld:

                  (a) Cause the Branch to engage or participate in any transaction that would materially and adversely affect the Deposits, Account Loans, Assets or Safe Deposit Boxes, except in the ordinary course of business;

                  (b) Cause the Branch to transfer to Seller's other branches any Deposits to be transferred to Buyer as contemplated herein, except upon the unsolicited request of a depositor in the ordinary course of business;

                  (c) Undertake any actions which are inconsistent with a program to use reasonable efforts to maintain good relations with Employees employed at the Branch, unless such actions are required or permitted by this Agreement; provided, however that the foregoing shall not be deemed to prohibit any human resource practices, including without limitation termination and discipline of Employees, in effect at the Branch on the Signature Date;

                  (d) Increase or agree to increase the salary, remuneration or compensation of persons employed at the Branch other than in accordance with Seller's customary policies and/or bank-wide changes, or pay or agree to pay any bonus not committed or contemplated prior to the date of this Agreement to any such Employees other than regular bonuses granted based on historical practice or, as provided for in this Agreement;

                  (e) Enter into any commitment, agreement, understanding or other arrangement to dispose of the Assets and Liabilities to be transferred to Buyer as contemplated herein, other than pursuant to the terms of this Agreement;

                  (f) Invest in any Fixed Assets of the Branch, except for commitments made on or before the Signature Date and disclosed to Buyer in writing and for replacements of furniture, furnishings and equipment and normal maintenance and refurbishing purchased or made in the ordinary course of business;

                  (g) Offer rates or terms on accounts at the Branch below or more restrictive than, or above the average rate offered by it on the same type of account at its other offices;

                  (h) Cause or permit the Branch to transfer to Seller's other operations or branches any Account Loans or Fixed Assets of the Branch;

                  (i) Transfer, assign, permit any Encumbrance to exist with respect to or otherwise dispose of, or enter into any contract, agreement or understanding to transfer, assign, cause or permit any Encumbrance to exist with respect to or otherwise dispose of, any of the Assets of the Branch except in the ordinary course of business and subject to the other provisions of this
Section 8.4.

         8.5 BOOKS AND RECORDS. Seller shall retain (i) all books and records relating to the Branch which are not ordinarily maintained at the Branch along with transaction tickets through the Closing Date and all records of closed accounts, except books and records from centralized servicing areas (including, e.g., W-8 and W-9 Certifications), and (ii) all transaction documents related to the Deposits. On the Closing Date, Buyer shall receive possession of, and right, title and interest to and in, the Records. All transaction documents, books and records which are retained by Seller after the Closing Date and which relate directly to transactions involving Assets and Deposits of the Branch occurring prior to the Closing Date shall (i) be maintained for a period which is at least the longer of the period required by law or the normal retention period under Seller's record retention program, unless the Parties shall, applicable law permitting, agree upon a shorter period; and (ii) even if such transaction documents, books and records are relocated to third-party long-term storage facilities or transferred to microfilm or other media in accordance with Seller's normal practices, shall upon Buyer's request pursuant to a customer's reasonable inquiry, be made available to Buyer at no cost. For any other purpose, unless the Parties agree to another arrangement, Seller shall provide such transaction documents, books and records as Buyer may deem desirable at Seller's regular customer service charge for research and copying, except if such purpose is reasonably necessary to permit Buyer to comply with or contest any applicable legal, tax, banking, accounting or regulatory policies, requirements or proceedings, arising out of the obligations of Seller prior to Closing, in which case no charge shall be made.

         8.6 INSURANCE POLICIES. Seller will maintain in effect until the Closing all insurance policies set forth in Schedule 6.10 attached hereto providing coverage at least equal to their current coverage.

         8.7 FURTHER ASSURANCES. On and after the Closing Date, Seller shall (i) give such further assurances to Buyer and upon Buyer's request shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge Buyer from any obligations remaining under the Deposits transferred to Buyer, except obligations assumed under this Agreement; and (ii) give such further assistance to Buyer and shall execute, acknowledge and deliver all such bills of sale, acknowledgments and other instruments and take such further action as may be necessary and appropriate effectively to vest in Buyer full, legal and equitable title to the Assets transferred to Buyer; provided, however, that Seller need not incur any material costs or expenses in connection with the undertakings contained in this sentence unless such costs or expenses are paid by Buyer. In particular, and without limiting the foregoing:

                  (a) After the Closing Date, Seller will mail to Buyer on the day of receipt by Seller all payments relating to Account Loans or amounts intended for deposit to the accounts which are part of the Deposits transferred to Buyer or otherwise relating to such Deposits or Account Loans; and

                  (b) With respect to checks or drafts against accounts which are Deposits transferred to Buyer, Seller and Buyer will cooperate with one another such that on and after the Closing Date, each such item which is coded for presentment to Seller or to any bank for the account of Seller, is delivered to Buyer in a timely manner and in accordance with Section 13.6, applicable law and Clearing House rules or agreement.

                  (c) Except as otherwise contemplated by this Agreement, Seller will remove any supply of money orders, traveler's checks and other forms and papers (other than Records) located at the Branch not later than the close of business on the Closing Date; and

                  (d) Not later than 2:00 p.m. on the Closing Date, Seller will void all ATM access cards along with any check guarantee services issued by it to customers of the Branch except for customers that are also customers of other branches of Seller.

         8.8 NO ENCUMBRANCES. Between Signature Date and the Closing Date, Seller will not create or suffer to exist any new Encumbrance on the Assets, or otherwise enter into any material transaction or make any material commitment relating to the Assets without the prior written consent of Buyer, except as permitted by Section 8.4 hereof.

         8.9 CONSENTS. Seller shall secure all necessary corporate consents, shall use commercially reasonable efforts to secure all consents and releases required of third parties (except those regarding Buyer) and shall comply with all applicable laws, regulations and rulings in connection with this Agreement and the consummation of the transactions contemplated hereby.

         8.10 OPERATION OF BRANCH. From and after the date of this Agreement until the Closing Date, Seller shall operate and manage the Branch in the normal and ordinary course and in accordance in all material respects with all applicable federal, state and local laws, ordinances and requirements and private covenants, conditions, restrictions and other agreements, and maintain the Branch in good order, condition and repair in all material respects. Seller shall punctually pay and perform all of its obligations under the Branch Lease and related service contracts, and pay before delinquency all taxes, assessments, utility charges and other expenses affecting the Branch except to the extent contested in good faith by appropriate proceedings. After the Signature Date, Seller shall use commercially reasonable efforts to retain at the Branch the Deposits which are domiciled at the Branch as of the date of this Agreement.

         8.11 REPURCHASE OF CERTAIN ACCOUNT LOANS AND DEPOSITS. Seller agrees, on the first Business Day following the date which is thirty (30) days following Closing, to repurchase from Buyer: (a) any Account Loan and to reassume any obligations under any associated Deposit which (i) at Closing, was listed on the Schedule of Delinquent Account Loans and (ii) on the date which is thirty (30) days following Closing, remained delinquent. For purposes of the foregoing sentence, an Account Loan shall be considered delinquent if such loan is more than ninety (90) days past due at the applicable time; and (b) any Deposit and to reassume any obligations under such associated Deposit which (i) at Closing, was a Negative Balance Deposit and (ii) on the date which is thirty (30) days following Closing, remained a Negative Balance Deposit, for a repurchase price equal to the negative balance of such Deposit on the Closing Date. Seller and Buyer shall cooperate in the repurchase of such Account Loans and Deposits and the reassumption of obligations under such Account Loans and Deposits.

         8.12 SERVICE AND MAINTENANCE CONTRACTS. Seller shall, if requested by Buyer, use commercially reasonable efforts to continue to make such services and benefits of any service and maintenance contracts available to Buyer and in such event, Buyer shall pay at the contract rate for any desired services to be rendered to it after the Closing Date pursuant to any existing contract between Seller and third parties. Seller has provided Buyer with copies of service and maintenance contracts related to the Branch which are outstanding as of the Closing Date. With respect to any such contracts, Buyer shall, not later than fifteen (15) days after the Signature Date, notify Seller of those contracts which it elects to assume (to the extent permitted by the relevant contract and law), and Seller shall assign all of its right, title and interest in such contracts so assumed to Buyer at the Closing pursuant to documents and agreements in form and substance reasonably satisfactory to Buyer.

         8.13 SIGNS. At the request of Buyer, Seller shall, at its own cost and in compliance with the Branch Lease on or before the Closing Date, remove all exterior and interior signs identifying Seller at the Branch and restore exterior surfaces. In addition, Seller will cooperate with Buyer in Buyer's effort to coordinate the installation of exterior signage at the Branch. The parties shall cooperate with each others efforts with respect to the foregoing to the extent reasonable.

         8.14 NEW BRANCH LEASE. The Parties acknowledge that the term of the Branch Lease expires in February, 2000, and therefore, as a condition to the Closing, Buyer and the Landlord shall either (a) enter into a new branch lease, on terms satisfactory to Buyer, in its sole discretion (the "New Branch Lease") or (b) have received a written commitment from the Landlord to enter into a lease for the Branch on terms no less favorable than the Branch Lease. Seller shall use commercially reasonable efforts to cooperate with and assist Buyer in Buyer's efforts to negotiate the New Branch Lease with Landlord.


                                    ARTICLE 9

                                 NON-COMPETITION

         9.1 SOLICITATION. For a period of twenty-four (24) months following the Closing Date, Seller will not, directly or indirectly, solicit deposits by the use of direct mail, telemarketing programs or other similar marketing methods specifically directed at people within a two (2.0) mile radius of the Branch or at customers of the Branch. Notwithstanding the previous sentence, this Section (Section 9.1) shall not limit the right of Seller to solicit customers through a general media marketing program or to solicit customers who are also customers of other operations or branches of Seller.

         9.2 NON-COMPETITION. For a period of twenty-four (24) months following the Closing Date, Seller shall not, directly or indirectly, without the prior written consent of Buyer, own, operate or purchase an office of a savings and loan association, commercial bank, savings bank or depositary institution within a two (2.0) mile radius of the Branch. This Section 9.2 shall not prohibit Seller from acquiring a branch or branches within such radius when such acquisition is part of a multi-branch purchase from, or a merger with, another financial institution.


                                   ARTICLE 10

                              CONDITIONS TO CLOSING

         10.1 CONDITIONS TO THE OBLIGATIONS OF BUYER. Unless waived in writing by Buyer, the obligations of Buyer to consummate the transaction contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) PERFORMANCE. Each of the acts and undertakings of Seller to be performed at or before the Closing Date pursuant to this Agreement shall have been duly performed in all material respects.

                  (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in Article 6 of this Agreement shall be true and complete on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

                  (c) ABSENCE OF PROCEEDINGS AND LITIGATION. No order shall have been entered and remain in force at the Closing Date restraining or prohibiting any of the transactions contemplated by this Agreement in any legal, administrative or other proceeding and no action or proceeding shall have been instituted or threatened on or before the Closing Date pertaining to the transactions contemplated by this Agreement which, in the reasonable judgment of Buyer, could be materially adverse to Buyer's consummating this Agreement.

                  (d) REGULATORY APPROVAL. All required licenses, approvals and consents of any relevant state, federal or other regulatory agencies shall have been obtained and all necessary conditions to those licenses, approvals and consents shall have been fully satisfied; provided, however, that if any such licenses, approvals or consents are qualified or conditioned in any manner which materially and adversely affects the operations of the Branch as a branch of Buyer, this condition may be deemed unfulfilled.

                  (e) DOCUMENTS. In addition to the documents described elsewhere in this Section 10.1, Buyer shall have received the following documents from Seller duly executed:

                           (1) A General Bill of Sale and Assignment and
Assumption substantially in the form of Exhibit A hereto.

                           (2) A Retirement Accounts Transfer Agreement
substantially in the form of Exhibit C hereto.

                           (3) A certificate of the Secretary or Assistant
Secretary of Seller as to the incumbency and signatures of officers.

                           (4) Such other bills of sale and other instruments
and documents as counsel for Buyer may reasonably require as necessary or desirable for transferring, assigning and conveying to Buyer good, marketable and insurable title to the Assets to be transferred to Buyer as contemplated herein, all in form and substance reasonably satisfactory to counsel for Buyer.

                           (5) A certificate signed by duly authorized officers
of Seller stating that the representations and warranties of Seller under
Article 6 of this Agreement are true as of the Closing Date, that the respective covenants of Seller to be performed on or before the Closing Date have been performed in all material respects, and that the conditions set forth in this
Section 10.1 have been satisfied.

                           (6) A schedule listing the Account Loans and
associated Deposits which are ninety (90) days delinquent as of the Closing (the "Schedule of Delinquent Account Loans").

                           (7) Such other documents or instruments as Buyer may
reasonably request in connection with the performance by Seller of any of its obligations hereunder.

                           (8) Resolutions of Seller's Board of Directors,
certified by its Secretary or Assistant Secretary, authorizing the signing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                           (9) A computer printout of Deposits being transferred
to Buyer.

                           (10) A list of holds pursuant to Section 13.7.

                           (11) A copy of the form of the notice Seller sent to
its customers in accordance with Section 13.1, and the final customer list contemplated by Section 13.1.

                           (12) The Records relating to the Branch.

                  (f) DESTRUCTION OF PROPERTY. Between the date of this Agreement and the Closing Date, there shall have been no damage to or destruction of the Realty, Branch, Leasehold Improvements or other Assets of the Branch to be acquired by Buyer (whether or not insured) which materially reduces the market value of such property and no zoning or other order, limitation or restriction imposed against the same that might have a materially adverse impact upon the operations, business or prospects of the Branch or upon the Assets relating thereto. In the event of such damage, Seller shall repair or restore the property, or if the property is insured, may elect to perform no such repair or restoration and assign the insurance proceeds to Buyer. In the event that Seller makes no repair or restoration and the damage to the property is not insured, or if the cause of the reduction in market value is not repairable, Seller and Buyer shall attempt to agree upon a mutually acceptable reduced purchase price for such property. If Seller and Buyer are unable to reach such agreement, Buyer may elect to exclude such property from the purchase with a corresponding reduction in the purchase price calculated under Section 2.2 above, provided however, that Buyer shall nonetheless assume the Deposits and purchase the Account Loans except when such damage, or destruction prevents Buyer from operating the Branch, in which event, at Buyer's option, Buyer may elect to terminate this Agreement.

                  (g) NEW BRANCH LEASE. Buyer shall have entered into the New Branch Lease to be effective upon the Closing, or if the New Branch Lease has not yet been entered into, then Buyer shall have received a written commitment from the Landlord to enter into the New Branch Lease as set forth in Section 8.14(b) and Seller, Buyer and Landlord shall have entered into an Assignment and Assumption of the Branch Lease, in form and substance satisfactory to Buyer and Seller.

                  (h) ACCESS TO INFORMATION. Seller shall have permitted Buyer and its authorized representatives and agents to have reasonable access, after the Signature Date, to all Assets and Records of the Branch as are relevant to this Agreement in accordance with this Agreement.

                  (i) NO MATERIAL ADVERSE CHANGE. No material adverse change shall have occurred affecting (i) the Branch or (ii) the ability to conduct operations at the Branch provided that no decrease in Deposits which would not constitute a failure of Section 10.1(j) and no destruction of property which would not constitute a failure of Section 10.1(f) shall be deemed to be a material adverse change.

                  (j) DEPOSIT. The aggregate amount of all of the Deposits to be transferred to Buyer hereunder shall not be twenty-five percent (25%) larger or smaller than the aggregate amount of Deposits of the Branch as of April 22, 1999.

                  (k) REIMBURSEMENT. Buyer shall have received payment pursuant to Section 2.3(c).

         10.2 CONDITIONS TO THE OBLIGATIONS OF SELLER. Unless waived in writing by Seller, the obligations of Seller to consummate the transaction contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) PERFORMANCE. Each of the acts and undertakings of Buyer to be performed at or before the Closing Date pursuant to this Agreement shall have been duly performed in all material respects.

                  (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in Article 5 of this Agreement shall be true and complete on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

                  (c) ABSENCE OF PROCEEDINGS AND LITIGATION. No order shall have been entered and remain in force at the Closing Date restraining or prohibiting any of the transaction contemplated by this Agreement in any legal, administrative or other proceeding and no action or proceeding shall have been instituted or threatened on or before the Closing Date pertaining to the transaction contemplated by this Agreement which, in the reasonable judgment of Seller could be materially adverse to Seller's consummating this Agreement.

                  (d) REGULATORY APPROVAL. All required licenses, approvals and consents of any relevant state, federal or other regulatory agencies shall have been obtained and all necessary conditions to those licenses, approvals and consents shall have been fully satisfied.

                  (e) DOCUMENTS. In addition to the documents described elsewhere in this Section 10.2, Seller shall have received the following documents from Buyer duly executed:

                           (1) A General Bill of Sale and Assignment and
Assumption substantially in the form of Exhibit A hereto.

                           (2) An Assumption of Deposit Liabilities
substantially in the form of Exhibit B hereto.

                           (3) A Retirement Accounts Transfer Agreement
substantially in the form of Exhibit C hereto.

                           (4) A certificate of the Secretary or Assistant
Secretary of Buyer as to the incumbency and signatures of officers.

                           (5) A certificate signed by duly authorized officers
of Buyer stating that the representations and warranties of Buyer under Article 5 of this Agreement are true as of the Closing Date, and that the respective covenants of Buyer to be performed on or before the Closing Date have been performed in all material respects, and that the conditions set forth in this
Section 10.2 have been satisfied.

                           (6) Such other documents or instruments as Seller may
reasonably request in connection with the performance by Buyer of any of its obligations hereunder.

                           (7) Resolutions of Buyer's Board of Directors,
certified by its Secretary or Assistant Secretary, authorizing the signing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (f) NEW BRANCH LEASE. If the New Branch Lease has been entered into between Buyer and Landlord, then Seller shall have received documentation executed by Landlord releasing it from all liability with respect to the Branch Lease, or if the New Branch Lease has not yet been entered into, then Buyer shall have received a written commitment from the Landlord to enter into the New Branch Lease as set forth in Section 8.14(b) and Seller, Buyer and Landlord shall have entered into an Assignment and Assumption of the Branch Lease, in form and substance satisfactory to Buyer and Seller.

                  (g) SECURITY DEPOSIT. Seller shall have been reimbursed in full for any amounts held by Landlord as a security deposit.


                                   ARTICLE 11

                                   TERMINATION

         11.1 CONDITIONS FOR TERMINATION. This Agreement shall terminate and be of no further force and effect as between the Parties hereto, upon the occurrence of any of the following:

                  (a) Immediately upon refusal or denial by any governmental agency of any approvals or consents required to be obtained pursuant to this Agreement.

                  (b) The expiration of five (5) Business Days from the date that any Party has given written notice to the other Party of such other Party's material breach or material misrepresentation of any condition, warranty, representation or covenant in this Agreement; provided, however, that no such termination shall take effect if within such five (5) day period the Party so notified shall have fully and completely corrected the grounds for termination as specified in such notice.

                  (c) Upon the failure to consummate the transaction by June 25, 1999 unless extended by mutual agreement in writing of the Parties.

                  (d) Upon mutual consent of the Parties to terminate. Notwithstanding anything to the contrary herein contained in this Agreement, no Party shall have the right to terminate this Agreement on account of its own breach or any immaterial breach by the other Party.

                  (e) If either Party has failed to disclose in writing to the other Party facts known to it that would have a material adverse effect on its ability to obtain all requisite regulatory consents or to perform its obligations under this Agreement.

                  (f) If Buyer shall have elected to terminate this Agreement pursuant to Section 10.1(f).

         11.2 EFFECT OF TERMINATION. Termination of this Agreement pursuant to
Section 11.1 or for any reason or in any manner shall not release, or be construed to release, any Party hereto from liability or damage to any other Party arising out of, in connection with, or otherwise relating to, directly or indirectly, such Party's material breach, default or failure in performance of any material covenants, agreements, duties or obligations arising hereunder.


                                   ARTICLE 12

                                    EMPLOYEES

         12.1 EMPLOYEES. Buyer shall be entitled, but is not required, to meet with the Employees employed at Seller's Branch no later than seven (7) days after the transaction is communicated by the Seller to the Seller's Employees. Seller agrees to give Buyer access to personnel files concerning each of the Employees employed at Seller's Branch within seven (7) days of receiving such Employee's written consent for such release. Seller shall use commercially reasonable efforts to obtain such consent from each of its Employees as soon as practicable after the initial meeting with Employees employed at the Seller's Branch. Buyer shall be entitled, but is not obligated to, personally interview each of Seller's Employees. Buyer may offer employment to any of such Employees which Buyer, in its sole and absolute discretion, desires to employ. Any such Employee shall be hired on such terms and conditions as Buyer shall determine, effective the day immediately following the Closing Date. Buyer shall make any offers of employment promptly after the receipt from Seller of records referred to above. Any such Employee shall be given five (5) Business Days from the date of such offer to accept or decline the employment offer.

         Beginning on the date on which any of Seller's Employees are hired by Buyer, Buyer shall assume all obligations and liabilities which may arise as a result of Buyer's employment of such Employees on or after such first date of employment of such Employees, and hereby agrees to and shall indemnify and hold Seller harmless from and against any such liability. In furtherance and not in limitation of Section 14.2, Seller shall indemnify and hold harmless Buyer and Buyer's officers, directors, employees, agents and representatives from and against any and all obligations or liabilities which may arise as a result of Seller's employment of such Employees on or prior to the Closing (including, without limitation, those specified in the next paragraph). Nothing contained herein is to be construed as offering or creating an employment contract for any such Employee or any other obligation to employ such Employees. All Employees of the Branch will have their earned compensation paid in full by Seller through the Closing Date, including but not limited to any amounts due for accrued but unused vacation pay.

         The Buyer is not assuming, nor shall it have responsibility for the continuation of, or any liabilities under or in connection with: (i) any employment contract, collective bargaining agreement, plan or arrangement providing for insurance coverage or for deferred compensation, bonuses, stock options or other forms of incentive compensation or post-retirement compensation or benefits which is entered into or maintained, as the case may be, by Seller; or (ii) any "employee benefit plan" as defined in Section 3(3) of ERISA which is subject to any provision or ERISA and is maintained, administered or contributed to by Seller.

         This Agreement is not intended to create and does not create any contractual or legal rights in or enforceable by any Employee. Buyer agrees to obtain prior approval of Seller before sending any communications to any Employee employed at the Branch concerning the subject matter of this Section 12.1, which approval shall not be unreasonably withheld. This Agreement may be amended or terminated without liability to any Employee.

         In the event the transactions contemplated by this Agreement are not consummated, for a period of one (1) year following the termination of this Agreement, Buyer will neither initiate contact with or solicit for hire any Employee who was employed by Seller at or in conjunction with the Branch before the termination of this Agreement. However, Buyer will not be prohibited from hiring any such Employee where the contact with Buyer is initiated by the Employee.

         Buyer shall have the right but not the obligation prior to the Closing to provide training to any Employees that will become employees of Buyer after the Closing as set forth in this Section 12. Such training shall be at the expense of Buyer and shall be conducted on Saturday or after business hours at a location other than the Branch. At the request of Buyer, Seller shall compensate Employees, in accordance with Seller's customary policies and practices, for the Employees' time spent being trained by Buyer and the Employees' reasonable reimbursable expenses (such compensation to be reimbursed by Buyer to Seller at Closing or termination (the "Employee Reimbursements")). Seller shall cooperate with Buyer to make such Employees available for such training prior to the Closing Date.

         12.2 EMPLOYEE BENEFITS.

                  (a) Subject to any limitation or restriction imposed by the ERISA, as amended;

                           (1) all Employees at the Branch who become employees
of Buyer ("Transferred Employees") will, on and as of the Closing Date, be immediately eligible to participate in employee benefit plans and other fringe benefits and rights, including without limitation severance plans and vacation pay, enjoyed by employees of Buyer in comparable positions excluding any pension or 401(k) plans; and

                           (2) for all employee benefit plans except any pension
or 401(k) plans, the Transferred Employees will be given immediate credit for their length of service with Seller for eligibility and vesting purposes only.


                                   ARTICLE 13

                                OTHER AGREEMENTS

         13.1 NOTICES TO DEPOSITORS. Seller shall provide Buyer, as soon as practicable, with a customer list regarding the accounts to be assumed by Buyer as contemplated herein, together with data tapes. On the Closing Date, Seller shall provide Buyer a final customer list of the assumed accounts. At the time that Seller provides to Buyer the customer lists pursuant to this paragraph, Seller shall notify Buyer of any customer addresses which Seller is aware are invalid.

         As soon as practicable after receipt of all required regulatory approvals, Seller shall notify the holders of the Deposits to be assumed by Buyer that, subject to closing requirements, Buyer will be assuming the liability of the Deposits and will not continue services provided by Seller which are not routinely offered by Buyer. The notification will be based on the list and data tapes referred to in the preceding paragraph and a listing maintained at Seller's Branch of the new accounts opened since the date of the list. Buyer shall send notification to the same holders setting out the details of its administration of the assumed accounts. Each Party shall obtain the approval of the other of its notification letter(s), which approval shall not be unreasonably withheld or delayed.

         13.2 SAFE DEPOSIT BOXES. As soon as practicable after receipt of all required regulatory approvals, the Seller shall notify by letter renters of Safe Deposit Boxes located at the Branch of the disposition of their Safe Deposit Boxes as of the Closing Date. In the event of removal of such boxes to a new location, the Parties agree to cooperate in the safe and lawful transfer of such boxes. The costs and expenses incurred in the transfer and security of such boxes will be borne by Buyer. All key or other deposits related to the Safe Deposit Boxes which are held by Seller shall be transferred to Buyer as of the Closing Date as part of the Closing.

         13.3 INCOMING DEPOSITS AND MAIL. In the event Seller receives after the Closing Date, a deposit, payment, legal process or mail with respect to the Assets or Deposits transferred to Buyer, Seller shall, at Seller's expense, mail such to Buyer within one (1) Business Day of receipt thereof at the address Buyer may from time to time designate; provided, however that Seller shall use commercially reasonable efforts to send all legal process to Buyer by facsimile on the day same is received by Seller and, in any event, such legal process shall be so sent no later than the next Business Day.

         13.4 RETURNED ITEMS. Any items that were (i) credited for deposit to, or (ii) cashed against, an account at the Branch prior to the Closing and are returned unpaid at any time after the Closing and within the guidelines specified under "Regulation CC" of the Federal Reserve System ("Returned Items") will be handled as follows:

                  (a) If Seller is charged for the Returned Item, Seller shall notify Buyer and if there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit with Buyer in the name of the party liable for such Returned Item, Buyer will debit any or all of such accounts an amount equal in the aggregate to the Returned Item or all funds available in the subject account, if less. If there are not sufficient funds in the accounts which may be debited (for reasons other than Buyer's breach of Section 13.7), Buyer will have no obligation to repay Seller unless and until Buyer obtains reimbursement from the party liable for the Returned Item.

                  (b) If Buyer's bank account is charged for the Returned Item, Buyer will use reasonable efforts to obtain reimbursement from the account to which, or from the party to whom, the Returned Item was credited. If there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit at any branch office of Buyer standing in the name of the party liable for such Returned Item, Buyer will debit any or all of such accounts in an amount equal in the aggregate to the Returned Item. If those accounts do not contain funds sufficient to reimburse Buyer fully (for reasons other than Buyer's breach of Section 13.7), Seller will, upon notice from Buyer, immediately repay to Buyer the amount of the Returned Item and Buyer will assign the Returned Item to Seller for collection. For a reasonable period of time after reimbursement from Seller, Buyer will cooperate with Seller in its efforts to obtain reimbursement from the party liable for the Returned Item.

                  (c) Any items that were credited for deposit to or cashed against an account at the Branch prior to the Closing Date and are returned unpaid more than sixty (60) days after the Closing will be the responsibility of Seller.

         13.5 ACH ITEMS AND WIRE TRANSFERS. Buyer and Seller shall use commercially reasonable efforts to transfer all ACH arrangements to Buyer as soon as practicable after the Closing Date. Buyer shall continue such ACH arrangements and such recurring debit and credit arrangements as are originated and administered by third parties and for which Buyer need act only as processor; Buyer shall have no obligation to continue recurring debit arrangements that were originated or administered by Seller, and Seller shall terminate such arrangements on or prior to the Closing Date. After the Closing Date, Seller will use commercially reasonable efforts to (i) telecopy or deliver to Buyer on each Business Day after receipt, at the address designated by the Buyer, a summary of ACH Items affecting the Deposits (such summary to include claim number, suffix (if applicable), source name, trace id, client name and effective date); and (ii) remit by wire transfer to Buyer all ACH Item funds that are intended for Deposit accounts being transferred to Buyer; provided, however, that Seller's obligation to deliver such summaries and to forward such ACH Items shall continue for not more than one hundred and fifty (150) days after the Closing Date, unless an extension is agreed upon. Extensions must be agreed upon by Buyer and Seller not less than seven (7) days prior to the end of such period. Thereafter, Seller will return all ACH Items to the originator marked "Account sold to another DFI."

         ACH transfers which have not been rerouted directly to Buyer after ninety (90) days from Closing, shall be handled as follows: (i) Buyer shall notify such ACH users that they must contact the ACH originator and complete the transfer; (ii) if the transfer remains unconcluded after one hundred and twenty
(120) days from Closing, Buyer shall renotify such ACH users that their ACH transaction will cease to be processed within the one month period following said notification; and, (iii) after one hundred fifty days (150) from Closing, Seller shall return the ACH transaction to the originator, marked "Account sold to another DFI."

         For a period of thirty (30) days from the Closing, Seller shall upon receipt thereof, notify Buyer of incoming wire transfers to an account(s) of a Deposit transferred to Buyer at the Closing and shall use commercially reasonable efforts to wire same to Buyer on the same day the funds of such incoming wire transfer for the account(s) of such Deposit.

         13.6 CHECKING ACCOUNTS. Within ten (10) Business Days following the Closing Date, Buyer, at its sole expense, will mail to holders of those Deposits acquired from Seller which may be accessed by checks, new checks MICR encoded with Buyer's routing and transit numbers and the Buyer's customer identification number. On a daily basis, Seller, at its sole expense, will outsort all Branch checks received by it drawn on accounts assumed by Buyer and prepare them for delivery within one Business Day to Buyer's service center at Buyer's expense. Buyer accepts full responsibility to either pay the items or return them in accordance with the customer agreement and the California Uniform Commercial Code and all applicable federal laws and regulations. Seller's obligation to outsort and deliver such Branch checks shall continue for sixty (60) days after the Closing Date. After the sixty (60) day period, Seller will stop accepting such items and will return items marked "Refer to Maker."

         Seller will furnish to Buyer a daily accounting of debits to its clearing account. On a daily basis, Buyer and Seller will agree on the settlement amounts of inclearing items transferred by Seller to Buyer. Buyer will remit the settlement amount on the next Business Day, by immediately available funds, to the Seller.

         13.7 HOLDS. Holds that have been placed by Seller on particular accounts or on individual checks, drafts, or other instruments and listed on the schedule referred to in the next sentence will be continued by Buyer under the same terms. Seller will deliver to Buyer at the Closing a schedule of such holds which describes the terms thereof.

         13.8 RETIREMENT ACCOUNTS. Buyer will assume certain Retirement Accounts held at Seller's Branch according to the terms contained herein and in the Retirement Accounts Transfer Agreement attached hereto as Exhibit C. Buyer shall not collect an annual fee for 1999.

         13.9 CARD PROCESSING. Seller will void on and as of the Closing Date all (i) ATM access cards issued by it to customers of the Branch who will not have ATM-accessible accounts with Seller after the Closing Date, (ii) debit cards issued by it to customers of the Branch who will not have debit card-accessible accounts with Seller after the Closing Date, and (iii) check guarantee cards issued by it to customers of the Branch who will not have checking accounts with Seller after the Closing Date. Seller will notify the customer in writing as part of the notice requested under Section 13.1 above, of such cancellation of the ATM access cards, debit cards and check guarantee cards.

         Seller agrees to provide to Buyer the necessary data and tapes required, prior to the Closing Date, to accommodate the processing of ATM and debit cards, which may then be issued prior to the Closing Date. Furthermore, the Parties agree to settle within two (2) Business Days of the ATM transaction date for transactions occurring prior to Closing or during the conversion period and for customers with sufficient funds: (i) any and all rejected ATM and debit card transactions processed after the Closing Date, and (ii) any and all ATM and debit card transactions processed while the ATM or debit card network could not communicate with Seller's main host. Buyer agrees to remit the total sum of such transactions to Seller on the same date the transactions are settled.

         Any claim submitted under "Regulation E" of the Federal Reserve System, for transaction processed prior to the Closing Date on Deposits transferred to Buyer, shall be settled as follows:

                  (a) If the claim is submitted to Seller, Seller shall process the claim under the guidelines specified in "Regulation E," and if a reimbursement to the customer is determined necessary, Seller shall directly reimburse the customer.

                  (b) If the claim is submitted to Buyer, Buyer shall refer claimant to Seller.

         Such settlement shall continue for a period of ninety (90) days following the Closing Date. All claims submitted after such ninety (90) day period shall be returned by Seller to the originator of the claim.

         13.10 DATA PROCESSING CONVERSION. The Parties agree to (i) insure the orderly transfer of all data tapes and processing information, and will facilitate an electronic and systematic conversion of all applicable data regarding Account Loans, ATM Cards and Deposits whereby each Party will bear the cost associated with the transfer of its tapes and information and the conversion of its data except as otherwise agreed upon; (ii) at the Field-to-Field meeting, exchange all data information necessary to complete such conversion process; (iii) within ten (10) days after the Field-to-Field meeting, Seller shall provide all systems information necessary to complete such conversion processing and provide two (2) sets of the initial data processing pre-conversion file layout and product definitions; (iv) provide the final data processing pre-conversion file packages on a timely basis allowing for pre-conversion; (v) provide any and all additional data processing information added to the system subsequent to the preparation of the final reconversion tapes on a day-to-day basis; and (vi) use commercially reasonable efforts to provide by 12:00 p.m., on the day immediately following the Closing Date, two
(2) sets of final data processing conversion file packages.

         Immediately prior to or at the date of conversion of the data processing information at the Branch, Seller shall (i) deconvert accounts and block any further activity with respect thereto, (ii) cycle all accounts, and
(iii) prepare and send out account statements (and provide microfiche, if available, to Buyer) dated as of the conversion date to all account holders.

         13.11 INTEREST REPORTING. Seller shall report for the current calendar year up through and including the Closing Date all interest credited to, interest premiums paid, interest withheld and early withdrawal penalties charged to the Deposits which are to be assumed by Buyer as contemplated by this Agreement. Buyer shall report from but not including the Closing Date through the end of the calendar year all interest credited to, interest withheld from, and early withdrawal penalties charged to the Deposits assumed by Buyer. Said reports shall be made to the holders of these accounts and to the applicable federal and state regulatory agencies.

         13.12 WITHHOLDING. Seller shall deliver to the Buyer on or before the Closing Date data indicating all "B" notices (TINs do not match) and "C" notices (under reporting/IRS imposed withholding) issued by the Internal Revenue Service ("IRS") relating to the Deposits transferred to Buyer. Furthermore, any and all listings of similar notices regarding such Deposits received by Seller from the IRS will be immediately delivered to Buyer. All notices received by Seller from the IRS releasing withholding restrictions on Deposits transferred to Buyer will be immediately delivered to Buyer. Any amounts required by any governmental agency to be withheld from any of such Deposits (the "Withholding Obligations") or any penalties imposed by any governmental agency will be handled as follows:

                  (a) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or prior to the Closing Date will be withheld and remitted by Seller and any other sums withheld by Seller pursuant to Withholding Obligations on or prior to the Closing Date shall also be remitted by Seller to the appropriate governmental agency on or prior to the time they are due.

                  (b) Any Withholding Obligations required to be remitted to the appropriate governmental agency after the Closing Date with respect to Withholding Obligations after the Closing Date and not withheld by Seller as set forth in Section 13.12(a) above will be withheld and remitted by the Buyer. Within two (2) days of receipt of such notice, Seller shall notify Buyer and Buyer shall comply with notification requirements.

                  (c) Any penalties described on "B" notices from the IRS or any similar penalties which relate to Deposit accounts opened by Seller prior to the Closing Date will be paid by Seller promptly upon receipt of the notice providing such penalty assessment resulted from Seller's acts, policies or omissions. Similarly, any efforts to reduce such penalties shall be the responsibility of Seller.

                  (d) Any penalties assessed due to information missing from information filings regarding Deposits transferred to Buyer, including, without limitation, 1099 forms, shall be paid by Seller shall pay such penalties promptly upon receipt of the notice providing such penalty assessment resulting from Seller's acts, policies or omissions, but shall be entitled to negotiate such penalties with the IRS in good faith.

         13.13 TAXPAYER INFORMATION. Seller shall deliver to Buyer within three
(3) Business Days after the Closing Date (i) TINs (or record of appropriate exemption) for all holders of Deposit accounts transferred to Buyer as contemplated hereby; and (ii) all other information in Seller's possession or reasonably available to Seller required by applicable law to be provided to the IRS and/or account holders with respect to the Assets and Deposits transferred, except for such information which Seller is obligated to make reports pursuant to Sections 13.11 and 13.12 of this Agreement (collectively, the "Taxpayer Information"). Seller hereby certifies that such information, when delivered, shall accurately reflect the information provided by Seller's customers. Seller shall, according to the terms of Section 14.2 of this Agreement, indemnify, hold harmless and defend Buyer, Buyer's subsidiaries and Buyer's Affiliates from and against any and all damages, losses, liabilities, costs, claims, obligations, or expenses, including legal fees and expenses and fines and penalties arising from or incurred or imposed in connection with any inaccuracy, act, or omission by Seller in connection with the collection, recording, filing with appropriate governmental agencies, or delivery to Buyer of the Taxpayer information.

         13.14 SELLER'S COOPERATION. From and after the Closing, Seller shall cooperate with Buyer and shall provide assistance in responding to inquiries and requests of customers of the Branch relating to Deposits transferred to Buyer at the Closing to the extent such inquiries and requests relate to facts and circumstances that occurred prior to the Closing. ARTICLE 14

                               GENERAL PROVISIONS

         14.1 SURVIVAL. The representations and warranties made by the Parties to this Agreement, and their respective obligations to be performed under the terms hereof at, prior to, or after the Closing, shall not expire with, or be terminated or extinguished by, the Closing, notwithstanding any investigation of the facts constituting the basis of the representations and warranties of either Party by the other Party hereto; provided, however, that all representations and warranties shall terminate and be of no further effect on the first anniversary of the Closing Date; provided, further, that the indemnification provisions of this Agreement shall, on and after such date, be limited to claims of third parties other than the Parties and their Affiliates and to claims for damages, loss, liabilities, costs, claims or expenses not arising from a misrepresentation or breach of warranty.

         14.2 INDEMNIFICATION.

                  (a) Seller shall indemnify, hold harmless and defend Buyer (and its Affiliates, successors, directors, officers and employees) from and against any and all damage, loss, liability, costs, claim or expense (including reasonable legal fees and expenses) incurred or suffered by Buyer (or its Affiliates, successors, directors, officers and employees) in connection with:

                           (1) any material misrepresentation or material breach
of warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement;

                           (2) any action taken or omitted to be taken by
Seller, or any transaction or any event occurring on or prior to the Closing Date, relating to the Assets or the Deposits to be transferred to Buyer as contemplated hereby, other than as permitted by this Agreement and any suits or proceedings commenced in connection therewith;

                           (3) any claims of, or liabilities to, Employees, in
each case, arising prior to or on the Closing Date and any suits or proceedings commenced in connection therewith; and

                           (4) all debts, obligations and liabilities excluded
pursuant to Section 2.3(e) above.

                  (b) Buyer shall indemnify, hold harmless and defend Seller (and its Affiliates, successors, directors, officers and employees) from and against any and all damage, loss, liability, cost, claim or expense (including reasonable legal fees and expenses) incurred or suffered by Seller (or its Affiliates, successors, directors, officers and employees) in connection with:

                           (1) any material misrepresentation or material breach
of warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement, and

                           (2) any action taken or omitted to be taken by Buyer,
or any transactions or any event occurring after the Closing Date, relating to the Assets or the Deposits, to the extent that such Assets or Deposits are assumed by or transferred to Buyer, and any suits or proceedings commenced in connection therewith.

                  (c) A Party seeking indemnification pursuant to this Section
14.2 (an "Indemnified Party") shall give prompt notice to the Party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder. The Indemnified Party shall assist the Indemnifying Party in the defense of any such action or proceeding. The Indemnifying Party shall have the right to, and shall at the request of the Indemnified Party, assume the defense of any such action or proceeding at its own expense. In any such action or proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless:

                           (1) the Indemnifying Party and the Indemnified Party
shall have mutually agreed to the retention of such counsel and the payment of such counsel's fees and expenses, or

                           (2) the named Parties to any such suit, action or
proceeding (including any impleaded Parties) include both the Indemnifying Party and the Indemnified Party and, in the reasonable judgment of the Indemnified Party, representation of both Parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them.

                  (d) An Indemnifying Party shall not be liable under this
Section 14.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. The Indemnifying Party may settle any claim without the consent of the Indemnified Party, but only if the sole relief awarded is monetary damages that are paid in full by the Indemnifying Party. An Indemnified Party shall, subject to its reasonable business needs, use reasonable efforts to minimize the indemnification sought from the Indemnifying Party hereunder. Notwithstanding the foregoing, no investigation by an Indemnified Party at or prior to the Closing shall relieve an Indemnifying Party of any liability hereunder, unless the Indemnified Party seeks indemnity in respect of a representation or warranty which it actually had reason to believe to be incorrect as a result of its investigation prior to the Closing and the Indemnified Party intentionally failed to bring such belief to the attention of the Indemnifying Party prior to the Closing.

                  (e) Nothing in this Section 14.2 shall limit Buyer's or Seller's rights or remedies for misrepresentations, breaches of this Agreement or any other action or inaction by the other party hereto.

         14.3 BROKER'S FEES. Seller and Buyer have each entered into respective agreements with BankSite whereby certain fees will be due to BankSite. Such fees will be borne separately by Seller and Buyer in accordance with their respective agreements with BankSite. With the exception of such engagements by Seller and Buyer with BankSite, each of the Parties represents and warrants to the other that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and that no action has been taken that would give rise to any valid claim for brokerage commission, finder's fee or other like commission. Buyer and Seller each undertake to indemnify and hold each other harmless against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission, or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying Party.

         14.4 PUBLICITY AND NOTICES. Prior to the announcement of this Agreement to the Employees, both Parties will limit the distribution of information relative to the transaction to those persons who must be aware of this Agreement for the performance of their duties. No Party will issue any press release nor make any public announcements about the transaction contemplated herein, prior to Employee notification. Nor shall any Party issue any press release or make any public announcements about the transactions contemplated herein, without consulting with and obtaining approval of the other Party, which approval shall not be unreasonably withheld. Each Party agrees to forward copies of any and all public statements, whether written or oral, to the other Party for review. The reviewing Party shall have one (1) Business Day to object to the statement or any part thereof. Failure to respond within such twenty-four (24) hour period will be deemed to be approval and acceptance of such statement.

         14.5 INCORPORATION OF EXHIBITS. All exhibits and schedules attached hereto and referred to herein are incorporated in this Agreement as though fully set forth herein.

         14.6 ATTORNEYS' FEES. Each Party shall bear the cost of its own attorneys' fees incurred in connection with the preparation of this Agreement and consummation of the transactions described herein. Notwithstanding the foregoing, in any action between the Parties seeking enforcement of any of the terms and provisions of this Agreement, the prevailing Party in such action shall be awarded, in addition to damage, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and reasonable attorneys' fees and expenses.

         14.7 SALES AND TRANSFER TAXES. All excise, sales, use, transfer, and recording taxes and any other taxes or assessments which are payable or arise as a result of this Agreement or the consummation of the transfer of the Assets and Deposits to Buyer as contemplated hereby (except income taxes determined by reference to the income of one of the Parties) shall be paid by Buyer to Seller upon Buyer's receipt of satisfactory evidence that Seller has paid such taxes or is legally obligated to pay such taxes. Seller shall report such tax on Seller's sales tax return.

         14.8 NOTICES. All notices, requests, demands and other communication given or required to be given under this Agreement shall be in writing, duly addressed to the Parties as follows:

         To Seller:           Fidelity Federal Bank, FSB
                              4565 Colorado Boulevard
                              Los Angeles, CA  90039
                              Attn:    Senior Vice President,
                                       Retail Operations

         With a Copy to:      Fidelity Federal Bank, FSB
                              4565 Colorado Boulevard
                              Los Angeles, CA  90039
                              Attn:    General Counsel

         To Buyer:            People's Bank of California
                              5900 Wilshire Boulevard, Suite 1600
                              Los Angeles, CA 90036
                              Attn:    William W. Flader
                                       Executive Vice President, Retail Banking

         With a copy to:      People's Bank of California
                              5900 Wilshire Boulevard, Suite 1600
                              Los Angeles, CA  90036
                              Attn:    Doreen J. Blauschild
                                       Senior Vice President and General Counsel

         Any such notice sent by registered or certified mail, return receipt requested, shall be deemed to have been duly given and received seventy-two (72) hours after the same is addressed and mailed with postage prepaid. Notice sent by any other manner shall be effective only upon actual receipt thereof.

         14.9 ARM'S LENGTH TRANSACTION. This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with this Agreement. In addition, each Party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law (including California Civil Code Section 1654) or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the Parties and this Agreement.

         14.10 SUCCESSORS AND ASSIGNS. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective transferees, successors and assigns, but this Agreement may not be assigned by any Party without the prior written consent of the other and any attempted assignment by a Party without the other Party's consent shall be null and void.

         14.11 THIRD PARTY BENEFICIARIES. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the Parties hereto.

         14.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

         14.13 ENTIRE AGREEMENT. This Agreement, including all schedules and exhibits, contains all of the agreements of the Parties to it with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the Parties hereto or their respective successors in interest and expressly stating that it is an amendment of this Agreement.

         14.14 HEADINGS. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

         14.15 SEVERABILITY. If any paragraph, section, sentence, clause or phrase contained in this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby.

         14.16 WAIVER. The waiver of any breach of any provision under this Agreement by any Party hereto shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. Any waiver of any provision of this Agreement shall be in writing executed by the party granting such waiver.

         14.17 NUMBER(S). Whenever the context of this Agreement so requires, the singular includes the plural, the plural includes the singular, the whole includes any part thereof.

         14.18 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties hereto have duly authorized and executed this Agreement as of the date first above written.


FIDELITY FEDERAL BANK,                      PEOPLE' S BANK OF CALIFORNIA,
A Federal Savings Bank                      A Federal Savings Bank


By: /s/ James E. Stutz                      By:
   -------------------------                   -----------------------------
James E. Stutz                                      [Name]
President and Chief Operating Officer               [Title]

                                            By:
                                               -----------------------------
                                                    [Name]
                                                    [Title]

                                    EXHIBIT A

               GENERAL BILL OF SALE AND ASSIGNMENT AND ASSUMPTION


         FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Fidelity Federal Bank, a Federal Savings Bank (the "Seller"), pursuant to the Agreement to Purchase Assets and Assume Liabilities dated ________ (the "Agreement"), by and between Seller and People's Bank of California, a Federal Savings Bank (the "Buyer"), hereby sells, transfers, grants, delivers, and assigns to Buyer all of the right, title and interest of Seller in and to the Account Loans, Records, Safe Deposit Boxes, Cash on Hand, Fixed Assets listed on
Schedule 1 attached hereto and service and maintenance contracts listed on
Schedule 2 attached hereto ("Contracts"). Capitalized terms not defined herein shall have the meanings assigned to them in the Agreement.

         Seller represents and warrants to Buyer that it has good and marketable title to each and all of the items and things sold, transferred and conveyed, that it has the full right to transfer such good and marketable title to Buyer, that each of such items and things now is, and upon delivery to Buyer will be, free and clear of all security interests, and all other liens, Encumbrances and adverse claims, and that Buyer will have peaceful possession and quiet enjoyment thereof from and after the date hereof.

         In furtherance of the foregoing, Seller hereby appoints Buyer, its successors and assigns, the true and lawful attorney-in-fact of Seller with full power of substitution, in the name of Seller but for the benefit and at the expense of Buyer (1) to collect for the account of Buyer all items hereby sold, transferred and assigned to Buyer and (2) to institute and prosecute all actions or proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the property hereby sold, transferred and assigned, to defend or compromise any and all claims, acts, writs or proceedings in respect to any of such property and to do all such other acts and things in relation thereto as Buyer shall deem advisable. This power of attorney is coupled with an interest.

         Buyer assumes and agrees to pay the obligations and liabilities of the Seller under the Contracts accruing on and after the Closing Date.

         Seller shall indemnify, hold harmless and, at the option of Buyer, defend Buyer from and against any and all claims, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees, court costs and litigation expenses) relating to any of the assets herein transferred arising before or on the date hereof, or arising out of a violation of the warranty of title hereinabove set forth.

         Buyer shall indemnify, hold harmless and, at the option of Buyer, defend Seller from and against any and all claims, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees, court costs and litigation expenses) relating to any of the assets herein transferred arising after the date hereof, except any such claim, liability, cost or expense caused by the gross negligence or willful act of Seller.

         In the event of any conflict between the terms hereof and the terms of the Agreement, the terms of the Agreement shall prevail.

         This Bill of Sale may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

         IN WITNESS WHEREOF, Buyer and Seller have executed this Bill of Sale as of ________________.



FIDELITY FEDERAL BANK,                      PEOPLE'S BANK OF CALIFORNIA,
A FEDERAL SAVINGS BANK                      A FEDERAL SAVINGS BANK

By:                                         By:
    ---------------------------------            -------------------------------

Its:                                        Its:
     --------------------------------            -------------------------------


                                            By:
                                                --------------------------------

                                            Its:
                                                --------------------------------

                                    EXHIBIT B

                        ASSUMPTION OF DEPOSIT LIABILITIES

For value received, People's Bank of California, a Federal Savings Bank (the "Buyer") executes and delivers this Assumption of Deposit Liabilities (the "Assumption") to Fidelity Federal Bank, a Federal Savings Bank (the "Seller"), in accordance with that certain Agreement to Purchase Assets and Assume Liabilities dated by and between Seller and Buyer (the "Agreement"). Capitalized terms as used in this Assumption have the meanings assigned to them in the Agreement.

By its execution of this Assumption, Buyer assumes and agrees to pay the Deposit liabilities of the Seller to the holders of Deposits domiciled at the Seller's Branch for the amounts of such accounts or deposits, including interest accrued thereon, as of the Closing Date, in accordance with the Agreement and the terms of such Deposits in effect as of the Closing Date. Buyer may administer such Deposit accounts acquired from Seller pursuant to Buyer's own internal policies and procedures, and Buyer shall have no liability or obligation to maintain in effect the policies and procedures of Seller governing administration of the Deposit accounts before the Closing Date; provided, however, that Buyer and not Seller shall be responsible for properly implementing with affected customers any such changes in policies and procedures governing administration of the Deposit accounts, and Buyer and not Seller shall be liable for any damages, claims or losses, including costs and attorneys' fees, resulting from any claims that such changes were improperly implemented.

Notwithstanding anything to the contrary contained in this Assumption or in the Agreement, Buyer does not assume and shall have no liability for any debts, liabilities, or obligations of Seller of any kind whatsoever except as specifically set forth in this Assumption or the Agreement.

This Assumption will not create in any third party (including account-holders) any rights or remedies against Buyer which such party did not have against Seller prior to the execution and delivery of this Assumption with respect to the liabilities and obligations specifically assumed hereby.

By its execution of this Assumption, Buyer acknowledges that it has reviewed the Deposit liabilities described above, and agrees to assume those liabilities upon the terms contained in this Assumption and in the Agreement.

In the event of any conflict between the terms hereof and the terms of the Agreement, the terms of the Agreement shall prevail.

This Assumption of Deposit Liabilities is executed to be effective as of 11:59 p.m. on ________________.


PEOPLE'S BANK OF CALIFORNIA,
A Federal Savings Bank

By:
    -------------------------------------------------

Its:
     ------------------------------------------------


By:
    -------------------------------------------------

Its:
     ------------------------------------------------

                                    EXHIBIT C

                               RETIREMENT ACCOUNTS
                               TRANSFER AGREEMENT

                                  Example Only

         This Agreement (the "Transfer Agreement") is made between FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK, a federally chartered savings bank ("Seller") and PEOPLE'S BANK OF CALIFORNIA, a federally chartered savings bank ("Buyer"). Capitalized terms not defined herein shall have the meanings assigned to them in that certain Agreement to Purchase Assets and Assume Liabilities made and entered into as of by and between Seller and Buyer (the "Agreement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

                                    RECITALS
                                    --------

         A. Seller has served as trustee with respect to certain Retirement Accounts, sponsored by the Western League of Savings Institutions or its predecessor (the "League"), (collectively, the "Plans"), the funds of which are domiciled at the Branch as defined in the Agreement.

         B. Pursuant to the Agreement, Buyer is acquiring from Seller certain Deposits, including Deposits holding funds of the Plans.

         C. In connection with the acquisition of such Deposits, Buyer will succeed to the trusteeship of the Plans and become successor trustee in the place of Seller.

         D. The Parties deem it necessary and advisable to execute this Transfer Agreement in order to describe the terms of transfer of the Plans and the duties and responsibilities of the Parties with regard thereto.

         E. Execution of this Transfer Agreement is a condition to and an element of the consideration for the execution by the Parties of the Agreement.

                            (continued on next page)

         Now, therefore, in consideration of premises stated, above, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 With respect to the sale of certain Assets and the assumption of certain liabilities relating to the Branch, resigning trustee shall mean Seller and successor trustee shall mean Buyer.

                                    ARTICLE 2

         2.1 As of the Closing Date, or such other date and time as the Parties may fix (the "Transfer Date"), the resigning trustee shall assign, transfer and deliver to the successor trustee as set forth in the Agreement, funds and Deposits, domiciled in resigning trustee's Branch. Furthermore, at least thirty
(30) days prior to the Closing Date, the resigning trustee shall request the League to remove the resigning trustee as trustee of such Plans and appoint the successor trustee effective as of the Closing Date.

         2.2 Prior to the Transfer Date, the successor trustee shall notify participants of each Plan acquired by successor trustee of the removal of the resigning trustee as trustee and appointment of the successor trustee.

         2.3 After the Transfer Date, the successor trustee shall not accept any new plans naming the resigning trustee as trustee, nor shall the successor trustee use any advertising, materials, plan documents, or any other printed matter referring to the resigning trustee as trustee of any Retirement Accounts sponsored by the League.

         2.4 The resigning trustee shall prepare and file all required year-end reports for all activity under the Plans transferred to successor trustee, including, but not limited to, IRS form 1099R and IRS form 5498 for the portion of the calendar year 1999 to and including the Transfer Date. The successor trustee shall prepare and file such reports, where applicable, for the balance of the calendar year 1999 and thereafter, so long as the successor trustee remains as the trustee. It is further agreed that the resigning trustee and successor trustee will each report their portion of withholding for such Plans to the appropriate state and federal agencies.

         2.5 In the event that the resigning trustee receives, after the Transfer Date, any documents, correspondence or other written materials relating to the Plans transferred to successor trustee, the resigning trustee will forward such items to the successor trustee with a written explanation of such items. The resigning trustee agrees to answer reasonable inquiries from the successor trustee pertaining to the Plans or to any pending transaction or items received after the Transfer Date.

         2.6 Annual Transaction and Trustee fees for 1999 shall be collected by the Seller. Buyer shall not collect such fees for 1999. The successor trustee may assess any fees per Plan for 2000 and thereafter pursuant to its own policies and procedures.

         2.7 On or before the Transfer Date, the resigning trustee shall deliver to the successor trustee all original or legible certified copies of (i) all documents executed by the depositors of the Plans to be transferred to successor trustee, including, but not limited to, all adoption agreements, membership agreements, plan amendments, and beneficiary forms, and (ii) all other records and information necessary to allow the successor trustee to administer and conduct business with respect to such Plans.

         2.8 On or before the Transfer Date, the resigning trustee agrees to provide the successor trustee with a complete and up-to-date listing of:

                  (a) any and all participants of the Plans transferred to successor trustee that have reached age 70-1/2 by 1999, and prior year balances required for calculations of mandatory distributions;

                  (b) any or all Plans at resigning trustee's Branch receiving periodic distributions, the method of calculation for arriving at such amounts distributed, and copies of the approved distribution forms:

                  (c) any and all Plans on the resigning trustee's system on deposit at the Branch;

                  (d) any and all Plans at the resigning trustee's Branch currently not exempted from either federal tax withholding or state tax withholding, or both, and current filing status for each participant where withholding may apply; and

                  (e) any and all Plans at resigning trustee's Branch where the Plan participant has died and the date of death (if known) and a legible copy of the death certificate when available.

         2.9 The successor trustee agrees to indemnify and hold harmless the resigning trustee, its Affiliates and successors from (i) any and all losses, costs (including reasonable attorneys' fees), expenses, damages, liabilities or penalties of every kind whatsoever that the resigning trustee, its Affiliates, successors, directors, officers, employees, or agents may incur as a result of the successor trustee's failure to perform its obligations under this Transfer Agreement; and (ii) any penalties, taxes or other liabilities which might arise in the event any act or omission by the successor trustee after the Transfer Date results in disqualification of any Plan acquired from the resigning trustee.

         2.10 The resigning trustee agrees to indemnify and hold harmless the successor trustee, its Affiliates and successors from any and all losses, costs (including reasonable attorneys' fees), expenses, damages, liabilities, or penalties that the successor trustee, its Affiliates, successors, directors, officers, employees, or agents may incur as a result of any act, omission, or breach of fiduciary obligation by the resigning trustee prior to the Transfer Date or in fulfillment of its obligations under this Transfer Agreement.

         2.11 After the Transfer Date, the successor trustee shall have no further liability or obligation to the resigning trustee with respect to the Plans transferred to the successor trustee, except as otherwise provided herein.

         2.12 If any action or proceeding is brought by either Party against the other pertaining to or arising out of this Transfer Agreement, the final prevailing Party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred on account of such action or proceeding.

         2.13 This Transfer Agreement may be executed in any number of counterparts, each of which shall be an original but all of which constitute one and the same instrument.

         2.14 Resigning trustee shall retain documentation of Plan activity prior to the Transfer Date for a period required by law for normal retention, and shall retain responsibility for answering reasonable, written inquiries from the successor trustee pertaining to Plan activity prior to the Transfer Date, including (but not limited to) information relating to account histories and Plan distributions, transfers and contributions.

         2.15 Prior to the Transfer Date, resigning trustee shall ensure that all accounts at the Branch, if any, under Plans that also have accounts not held at the Branch, are transferred.



         Executed this      day of                   , 19
                                   ------------------



FIDELITY FEDERAL BANK,                      PEOPLE'S BANK OF CALIFORNIA,
A Federal Savings Bank                      A Federal Savings Bank

FIDELITY FEDERAL BANK,                      PEOPLE'S BANK OF CALIFORNIA,
A FEDERAL SAVINGS BANK                      A FEDERAL SAVINGS BANK

By:                                         By:
    ---------------------------------            -------------------------------

Its:                                        Its:
     --------------------------------            -------------------------------


                                            By:
                                                --------------------------------

                                            Its:
                                                --------------------------------